Exhibit 10.23

BIOPHARMX CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 20, 2017 (the “Effective Date”), by and between BioPharmX Corporation, a Delaware corporation (the “Company”), and Anja Krammer (the “Executive”), and sets forth the terms of Executive’s continued employment with the Company as its President.

1.           DEFINITIONS.  As used herein, the following terms shall have the following meanings:

1.1.        “Accrued Amounts” means, collectively, (a) any unpaid Salary through the date of termination; (b) reimbursement for any unreimbursed expenses incurred through the date of termination; and (c) all other payments, benefits or fringe benefits to which Executive is entitled upon a termination of employment under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program.

1.2.        “Board” means the Board of Directors of the Company.

1.3.        “Cause” means any of the following:  (a) Executive’s conviction of or plea of nolo contendere to a felony; (b) an act by Executive which constitutes gross misconduct in the performance of Executive’s employment obligations and duties; (c) Executive’s act of fraud against the Company or any of its affiliates; (d) Executive’s theft or misappropriation of property (including, without limitation, intellectual property) of the Company or its affiliates; (e) material breach by Executive of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves Executive’s wrongful disclosure of material confidential or proprietary information (including, without limitation, trade secrets or other intellectual property) of the Company or any of its affiliates; or (f) Executive’s continued material violation of Executive’s employment obligations and duties to the Company (other than due to Employee’s death or disability) after the Company has delivered to Executive a written notice of such violation that describes the basis for the Company’s belief that such violation has occurred and Executive has not substantially cured such violation within thirty (30) calendar days after such written notice is given by the Company.

1.4.        “Code” means the Internal Revenue Code of 1986, as amended.

1.5.        “Compensation Committee” means the Compensation Committee of the Board.

1.6.        “Corporate Transaction” shall have the meaning ascribed to it in the Company’s 2016 Equity Incentive Plan.

1.7.        “Corporate Transaction Period” means the period beginning one (1) month prior to the effective date of a Corporate Transaction and ending on the twelve (12) month anniversary of the effective date of such Corporate Transaction.

1.8.        “Good Reason” shall mean the occurrence of any of the following events or conditions, without Executive’s express written consent:

(a)         a material diminution by the Company in Executive’s duties, authority or responsibilities in Executive’s capacity as President of the Company, provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute grounds for termination on account of “Good Reason” if Executive’s duties, authority and responsibilities within the Company business remain materially the same;

(b)         a material reduction by the Company in Executive’s annual base salary (other than as part of an across-the board proportional salary reduction applicable to all executive officers of the Company not to exceed 10% and approved by the Board)); or

(c)         the relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment immediately prior to Executive’s termination.

With respect to each of subsection (a), (b) and (c) above, Executive must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition.  Executive must resign Executive’s employment no later than fifteen (15) days following the Company’s failure to cure the Good Reason or written notice to Executive that it will decline to do so.

1.9.        “Termination Date” means the date on which Employee’s “separation from service” has occurred, as defined under Section 1.409A-1(h) of the Treasury Regulations under Section 409A of the Code.  For purposes of this Agreement, a termination of Executive’s employment is intended to constitute a “separation from service” within the meaning of Section 409A.

2.           EMPLOYMENT.

2.1.         Position and Duties.  Executive will be employed as the Company’s President and shall report to the Board.  Executive shall have such responsibilities as designated by the Board that are consistent with the duties and responsibilities as the Company’s President.

3.           COMPENSATION.  Executive’s current cash and incentive compensation, which will be reviewed annually by the Board and is subject to change, are as follows:

3.1.         Salary.  Executive will receive an annual base salary of US$310,000 (such amount, as in effect from time to time, the “Salary”)

3.2.         Bonus.  Executive will be eligible for consideration of a bonus based on criteria and terms and conditions as may be established by the Board or the Compensation Committee of the Board, in its sole discretion.

3.3.         Benefits. Executive will be entitled to participate in the employee benefit plans maintained by the Company (including without limitation medical, dental, vision and 401(k) plans) and generally available to employees and/or officers of the Company on applicable terms and conditions of the plans.

3.4.         Paid Time Off. Executive will be entitled to paid time off in accordance with the then existing paid time off policy of the Company as it applies to Executive, including the maximum number of hours that may be accrued by the Executive as paid time off.

3.5.         Equity Compensation.  Executive will be eligible to receive future grants of Company equity awards, in all cases as determined by, and subject to the approval of, the Compensation Committee of the Board.

3.6.         Business Expenses.  Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of her duties hereunder on behalf of the Company, subject to the approval by the Board of Directors.

4.           TERMINATION.

4.1.         Payments on Certain Terminations.  In the event of any termination of Employee’s employment (a) by the Company (i) on account of Executive’s death, (ii) on account of Executive’s disability, (iii) for Cause or (b) by Executive without Good Reason, the Company shall pay or provide Employee the Accrued Amounts.

4.2.         Payments on Termination by the Company without Cause.  In the event of a termination of Executive’s employment by the Company without Cause (and other than termination by the Company on account of Executive’s disability or Executive’s death), the Company shall pay or provide Employee with the Accrued Amounts and, in addition, the following (subsections (a) through (c), collectively, the “Severance”):

(a)         nine (9) months’ then current Salary, payable in lump sum;

(b)         subject to Employee’s timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the continuation of Employee’s then-effective group health benefits for Employee and Employee’s COBRA-eligible dependents at the Company’s cost for all premiums under COBRA (the monthly cost of such premiums, the “COBRA Premium” and the provision of COBRA, the  “Non-Cash COBRA” ) until the earlier of (i) nine (9) months or (ii) the date that the Executive is covered under the health plan of another employer; provided that, if the Company determines that it cannot provide the Non-Cash COBRA without potentially violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to Employee, in lieu thereof, a taxable lump sum payment equal to the COBRA Premium for nine (9) months (measured from the Termination Date), which payment will be made regardless of whether Employee elects COBRA continuation coverage (the “Cash COBRA”).  Notwithstanding the foregoing, the number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of Non-Cash COBRA previously paid by the Company; and

(c)         outstanding time-based equity awards (including, for the avoidance of doubt, stock options and restricted stock units) shall become vested and, if applicable, exercisable, with respect to those shares which would have vested as of the nine (9) month anniversary of the Termination Date.

4.3.         Payments on Termination by the Company without Cause or Resignation by Executive for Good Reason within the Corporate Transaction Period.  In the event of a termination of Executive’s employment by the Company without Cause (and other than termination by the Company on account of Employee’s disability or Employee’s death) or Executive’s resignation for Good Reason, in each case, within the Corporate Transaction Period, the Company shall pay or provide Employee with the Accrued Amounts and, in addition, the following (subsections (a) through (c), collectively, the “CIC Severance”):

(a)         twenty-four (24) months’ then current Salary, payable in lump sum;

(b)         subject to Employee’s timely and proper election of COBRA, the Non-Cash COBRA until the earlier of (i) eighteen (18) months or (ii) the date that the Executive is covered under the health plan of another employer; provided that, if the Company determines that it cannot provide the Non-Cash COBRA without potentially violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to Employee, in lieu thereof, a taxable lump sum payment equal to the COBRA Premium for eighteen (18) months (measured from the Termination Date), which payment will be made regardless of whether Employee elects COBRA continuation coverage.  Notwithstanding the foregoing, the number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of Non-Cash COBRA previously paid by the Company; and

(c)         outstanding time-based equity awards (including for the avoidance of doubt stock options and restricted stock units) shall become vested and, if applicable, exercisable with respect to 100% of the shares subject thereto.

4.4.         Release Requirement; Payment Timing.  Receipt of the Severance or the CIC Severance, as applicable, shall be conditioned in its entirety upon Executive’s (or Executive’s estate or legal representative’s) execution of a release of all claims in favor of the Company in substantially the form attached hereto as Exhibit A  (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Executive’s Termination Date (such sixty (60) day period, the “Release Period”).  The Severance or CIC Severance, as applicable, shall be paid or provided by the Company not later than fourteen (14) days following expiration of the Release Period.

4.5.         Option Exercise.  Notwithstanding anything to the contrary contained therein, Executive shall be entitled to exercise vested stock options during that period of time following termination of employment provided under the terms of the applicable award agreement governing the stock options, subject, in all cases, to expiration of the term of the stock option.

5.           CONFIDENTIAL INFORMATION AND OTHER COMPANY POLICIES.  Executive acknowledges and agrees that Executive continues to be bound by the Employee Inventions and Confidentiality Agreement (the “Employee Inventions and Confidentiality Agreement”) previously entered into by and between Executive and the Company.  Executive will be bound by and comply fully with the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

6.           MISCELLANEOUS.

6.1.         At-Will Employment Relationship.  Executive’s employment with the Company is “at-will.”  This means Executive may resign at any time for any reason.  Likewise, the Company may terminate Executive’s employment with the Company at any time and for any reason, without notice.  Any change to the at-will employment relationship must made be by a specific, written agreement signed by Executive and the Company’s Compensation Committee.

6.2.         No Mitigation; Exclusive Remedy.  Executive shall not be required to mitigate the amount of any Severance or CIC Severance by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income she receives for services rendered after her Termination Date.  Any termination payments made and benefits provided under this Agreement, whether in connection with a Corporation Transaction or apart therefrom, to Employee shall be in lieu of any termination or severance payments or benefits, whether in connection with a Corporation Transaction or apart therefrom, for which Employee may be eligible under any of the plans, policies or programs of the Company or its affiliates.

6.3.         Section 280G; Parachute Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Code, then:

(a)         Determination.  For purposes of the immediately following paragraph related to Section 280G of the Code, unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid shall be made in writing by a nationally recognized accounting firm chosen by the Company (an “Accountant”).  For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position.  The Company and Executive shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations.  The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder.  The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive in a timely manner.

(b)         Company’s Securities Tradable; Best Results Reduction.  If any parachute payments will be subject to the excise taxes under Section 4999 of the Code, then the parachute payments will be payable to Executive either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on Executive’s receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: first a pro rata reduction of (1) cash payments subject to Section 409A of the Code as deferred compensation and (2) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (x) equity award compensation subject to Section 409A of the Code as deferred compensation and (y) equity award compensation not subject to Section 409A of the Code (the “Best Results Reduction”).

6.4.         Section 409A.  To the extent (a) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b)

Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s termination and (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to Executive or Executive’s beneficiary in one lump sum (without interest).

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not possible, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company will work in good faith with Executive to adopt such amendments to this Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.

6.5.         Indemnification.  The Company shall indemnify Executive with respect to activities in connection with Executive’s employment hereunder under the indemnification and insurance provision of the Company’s bylaws and the Indemnification Agreement by and between Executive and the Company (the “Indemnity Agreement”) dated May 5, 2015, which continues in full force and effect.  Executive will continue to be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained from time to time, by the Company.

6.6.         Applicable Law.  Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of California, applied without reference to principles of conflict of laws.

6.7.         Arbitration and Class Action Waiver.  Executive and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to Executive’s employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, her or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, Executive and the Company agree that no class or collective actions can be asserted in arbitration or otherwise.  All claims, whether in arbitration or otherwise, must be brought solely in Executive’s or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.  Nothing in this Arbitration and Class Action Waiver section, however, restricts Executive’s right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.  THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN EXECUTIVE AND THE COMPANY.

This Agreement does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted in San Mateo County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.  If Executive is unable to access these rules, please let the Company know and the Company will provide Executive with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  In the event of arbitration relating to this Agreement or Executive’s service with the Company, each of Executive and the Company will bear its own costs, including, without limitation, attorneys’ fees.

6.8.         Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Notices or other communication directed to Executive shall be addressed to Executive’s home address most recently communicated to the Company in writing.  Notices or other communication directed to the Company shall be addressed to the Company’s corporate headquarters and directed to the attention of the Board.

6.9.         Withholding.  All sums payable to Executive hereunder will be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

6.10.       Successors.

(a)         Executive.  This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a disability.  This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and/or legal representatives.

(b)         The Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

6.11.       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

6.12.       Entire Agreement.  This Agreement, the Employee Inventions and Confidentiality Agreement, the Indemnity Agreement and agreements governing Executive’s Company equity awards set forth the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.  This Agreement may not be amended or modified except by a written agreement executed by the Executive and the Company’s Compensation Committee.

6.13.       Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

6.14.       Waiver.  Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

6.15.       Joint Efforts/Counterparts.  Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.16.       Representation by Counsel.  Each of the Executive and the Company hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.  Executive hereby acknowledges and represents that she has consulted with legal counsel of her choice in connection with the negotiation and execution of this Agreement, and regarding her rights and obligations under this Agreement, and that she fully understands the terms and conditions contained herein.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:	BIOPHARMX CORPORATION
a Delaware corporation

/s/ Anja Krammer	By:	/s/ Stephen Morlock
Name: Anja Krammer	Name:	Stephen Morlock
	Title:	Compensation Committee Chairman

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is entered into as of [________], by and between Anja Krammer (“you”) and BioPharmX, Inc. (the “Company”), collectively referred to herein as the “Parties”.  Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Employment Agreement by and between you and the Company dated April 20, 2017 (the “Employment Agreement”).

Recitals

WHEREAS, you have been providing services to the Company as its President pursuant to the Employment Agreement;

WHEREAS, the Company wishes to receive from you a general release of all claims against the Company in consideration for you receiving the severance benefits set forth in the Employment Agreement;

WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to your employment or service with, or separation from, as applicable, the Company, and you and the Company desire to embody in this Agreement the terms, conditions and benefits to be provided in connection with your termination of employment or service with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

I.           Termination

1.         Termination Date.  Your last day of employment with the Company was [_________] (your “Termination Date”).  The Company shall pay to you the Accrued Amounts on the Termination Date, regardless of whether you sign this Release.

2.         Consideration for Release.  Subject to your compliance with the terms and conditions of this Release, and provided you deliver to the Company this signed Release, do not revoke this Release and satisfy all conditions to make this Release effective, the Company shall provide you with the severance benefits set forth in the Employment Agreement as compensation for this Release.

3.         Employee Inventions and Confidentiality Agreement.    You acknowledge and agree that you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement previously entered into by and between you and the Company.

II.           Release

In consideration of the payments and benefits provided and to be provided to you by the Company as set forth in the Agreement, by your signature below you agree to the following general release of claims:

1.         On behalf of yourself, your heirs, executors, administrators, successors, and assigns, you hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, for purposes of this Section B, the “Company”) from any and all claims, causes of action, and liabilities up through the date of your execution of this Release. The claims subject to this Release include, but are not limited to, those relating to your employment or service with the Company and/or any predecessor to the Company and the termination, as applicable, of such employment or service. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.  You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which you have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to your right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s liability insurance policy, to any claim that arises after the date of this Agreement.

2.         In understanding the terms of the Release and your rights, you have been advised to consult with an attorney of your choice prior to executing the Release.  You understand that nothing in the Release shall prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) your rights under applicable workers’ compensation laws; (b) your right, if any, to seek unemployment benefits; (c) your right to indemnity under the Indemnity Agreement, the Company’s certificate of incorporation or bylaws, California Labor Code section 2802 or other applicable state‑law right to indemnity; and (d) your right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency.  Moreover, you will continue to be indemnified for your actions taken while employed by, or providing services to, the Company to the same extent as other then‑current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and any director or officer indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s director’s and officer’s liability insurance policy as in effect from time to time to the same extent as other then‑current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.

3.         You understand and agree that the Company will not provide you with the payments and benefits under this Agreement (including as referenced herein and made under the Employment Agreement) unless you execute the Release. You also understand that you have received or will receive, regardless of the execution of the Release, all wages owed to you together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through your termination date.

4.         As part of your existing and continuing obligations to the Company, you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to the Company’s files, notes, drawings, records, business plans and forecasts, financial information, specification, computer‑recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that, even if you did not sign the Release, you are still bound by any and all confidential/proprietary/trade secret information, non‑disclosure and inventions assignment agreement(s) signed by you in connection with your employment or service with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).

5.         You represent and warrant that you are the sole owner of all claims relating to your employment or service with the Company and/or with any predecessor of the Company, and that you have not assigned or transferred any claims relating to your employment or service to any other person or entity.

6.         You understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or yourself.

7.         You agree that following your Termination Date you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

8.         In executing the Release, you acknowledge that you have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release contains our entire understanding regarding eligibility for payments and benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as your proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and you. Once effective and enforceable, this agreement can only be changed by another written agreement signed by you and an authorized representative of the Company.

III.           Miscellaneous

1.         Arbitration and Class Action Waiver.  You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment or service with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise.  All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.  Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.  THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted in Santa Clara County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.  If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  In the event of arbitration relating to this Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.

2.         Indemnification.  Subject to applicable law, the Company will provide you indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation and Bylaws, in addition to coverage under any directors and officers insurance policies maintained by the Company, with such indemnification to be on terms determined by the Board or any of its committees, but in no case less favorable than those provided to any other executive officer or director of the Company.  You will continue to be covered by any indemnification by and between you and the Company, which, if applicable, continues in full force and effect.

3.         Severability.  If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

4.         No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

5.         Assignment.  This Agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time.  The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

6.         Withholding.  All sums payable to you hereunder shall be in United States Dollars and shall be reduced by applicable federal, state, local and other withholding and similar taxes and payments required by applicable law.

7.         Entire Agreement.  This Agreement constitutes the entire and only agreement and understanding between the parties relating to your termination of employment with the Company.

8.         Amendment.  This Agreement may only be amended, modified or waived, in whole or in part, in a writing executed by both you and the Company (as authorized by the Board).

9.         Binding Nature.    This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.  You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from his private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

10.       Revocation Period.  You agree that you have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried you into executing the Release during that period, and no one coerced you into executing the Release. You understand that the offer of the payments and benefits hereunder and the Release shall expire on the twenty-second (22nd) calendar day after your employment termination date if you have not accepted it by that time. You further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date you sign the Release provided that you have timely delivered it to the Company (the “Effective Date”) and that in the seven (7) day period following the date you deliver a signed copy of the Release to the Company you understand that you may revoke your acceptance of the Release. You understand that the payments and benefits under this Agreement will become available to you at such time after the Effective Date.

11.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

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12.       Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated below.

BIOPHARMX, INC.

Name:		Anja Krammer
Title:	Compensation Committee, Chair

Date:		Date

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